ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
U.S. ENERGY CORP.

     Pursuant to the provisions of the Wyoming Business Corporation Act, U.S. Energy Corp. adopts the following Articles of Amendments to the Restated Articles of Incorporation of such corporation:

     FIRST:    The name of the Corporation is U.S. Energy Corp.

     SECOND:   The following two amendments to the Restated
Articles of Incorporation were adopted by the shareholders of the Corporation on June 12, 1992, in the manner prescribed by the Wyoming Business Corporation Act:

     The first full paragraph of Article IV of the Restated
Articles of Incorporation is amended to read as follows:

                           ARTICLE IV

                          Capital Stock

          "The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 20,100,000 shares, which shall be divided into two classes as follows:

          100,000 shares of preferred stock with a par value of $.01 per share, and

          20,000,000 shares of common stock with a par value of $.01 per share."

     The text of the new Article XI is as follows:

                           "ARTICLE XI

Voting of Company Securities Held By Majority-Owned Subsidiaries

          Notwithstanding Wyoming Statutes Section 17-16-721(b) or any successor provision, shares of a voting class of the Corporation's stock that are owned by a subsidiary of the Corporation may be voted even though the Corporation holds a majority of the shares entitled to vote for the directors of the subsidiary holding such shares; provided, however, that the voting rights held by any single such majority-controlled subsidiary with respect to a class of voting stock shall be limited to 40% of the total outstanding shares of that class."

     THIRD:    The number of shares of the Corporation outstanding
at the time of such adoption was 4,195,166; the number of shares entitled to vote thereon was 4,195,166; the number of shares represented at the meeting was 3,734,883.

     FOURTH:   The designation and number of outstanding shares of
the common stock of the Corporation, which is the only authorized class of stock entitled to vote thereon, were as follows:

          Designation:  $.01 Par Value Common Stock
          Number of Outstanding Shares:  4,195,166

     FIFTH:    The number of shares of common stock, $.01 par
value, which was the sole class of stock entitled to vote thereon, voted on such amendments as follows:

          1. To amend the Restated Articles of Incorporation by amending Article IV:

                    3,463,685 shares voted for the Amendment;
                    238,595 shares voted against the Amendment.

          2. To amend and supplement the Restated Articles of Incorporation by adopting a new Article XI:

                    2,545,617 shares voted for the Amendment;
                    202,835 shares voted against the Amendment.

          The number of votes cast for each amendment was sufficient for approval of each amendment.

     SIXTH:    The amendments do not provide for any exchange,
reclassification or cancellation of issued shares.

     SEVENTH: The amendments do not effect a change in the amount of stated capital.

     DATED this                day of June, 1992.



                                   By:
                                        MAX T. EVANS, Secretary